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                                                                    Exhibit 10.9




                          [LETTERHEAD OF MATCHNET PLC]



13 February 2004


Mr. Todd Tappin
7230 Birdview Avenue
Malibu, California 90265



Dear Todd:

RE:  OFFER LETTER OF EMPLOYMENT

Matchnet plc (the "Company") is pleased to confirm your employment on the following terms

1. POSITION. You will serve in the full time position of Chief Executive Officer reporting to the Executive Committee of the Company's Board of Directors, which shall monitor and review your performance and have the ability to terminate your employment. Your employment shall commence upon the execution of this Agreement.

2. CASH COMPENSATION. The Company will pay you a salary at the rate of $420,000 per year, payable in accordance with the Company's standard payroll schedule, beginning 8 March 2004. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time. In addition, you may be eligible for an annual bonus pursuant to parameters as may be determined by the Board. Further, in the event of the Company's successful secondary public offering of the Company's securities and concurrent listing on the Nasdaq National Market System (a "Successful Offering"), your salary shall be increased to $500,000 per annum, beginning with the first subsequent pay period.

3. EMPLOYEE BENEFITS. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits including paid vacation, all in accordance with the Company's policies as in effect from time to time. In addition, you will be covered under the Company's health, 401(K) and group insurance programs. In accordance with the Company's generally applicable policies, you will be reimbursed for all reasonable travel and business expenses incurred by you in connection with your employment duties.

4. SHARE OPTIONS. Subject to the approval of the Board, you will be granted an option to purchase 1,200,000 of the Company's ordinary shares (the "Option"). The exercise

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         price per share will be equal to the fair market value per share on the date the Option is granted as determined by the average closing price of the Company's GDSs as quoted on the Frankfurt Exchange for the five trading days prior to the execution of this letter. The Option will vest, subject to Paragraph 7, below, according to the following schedule: 120,000 options shall vest and become exercisable after 90 days of employment; with an additional 98,181 options final tranche).
         In the event of a Successful Offering occurring on or before 30th June 2004, 30% of any unvested options will vest upon such event and the balance of unvested options will vest in equal portions on the quarterly vesting dates. In the event of a Successful Offering occurring on or before 30th September 2004 20% of any unvested options vesting and becoming exercisable each 90 days thereafter (with any remainder being included in the will vest upon such event and the balance of unvested options will vest in equal portions on the quarterly vesting dates.

5. ASSIGNMENT OF RIGHTS, NON-SOLICITATION, CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT. You agree to execute the Assignment of Rights, Non-Solicitation of Employees and Vendors,, Confidentiality and Non-Disclosure Agreements as shall be provided to you by the Company.

6. BOARD SEAT. You shall be appointed to the Board of Directors. However, if your employment is terminated under this Agreement, you will be deemed to have simultaneously resigned your position as director.

7. CHANGE OF CONTROL. For the purposes of this Agreement, a "Change of Control Event" shall be the occurrence of a single shareholder (or beneficial owner) acquiring more than 45% of the then outstanding ordinary shares (or securities convertible into 45% of the then outstanding ordinary shares) of the Company. In the event of a termination of your employment with the Company for any reason (including your own election) within 6 months of a "Change of Control Event", you shall be entitled to: (i) payment of one year's salary and any accrued bonus (net of any required withholding); (ii) immediate vesting and exercisability of any unvested and unexercised options set forth in Paragraph 4 (together with an extension of the "Final Exercise Date" as defined in the relevant Option Agreement to one year from the date of such termination), above; and (iii) payment of any COBRA plan for 1 year. The payments provided for in Paragraphs 7(i), 7(ii) and 7(iii) shall be increased to compensate for any increased taxes resulting from provision 280G of the Internal Revenue Code.

8. INDEMNIFICATION. To the fullest extent permitted by the Company's charter documents and applicable law, the Company agrees to defend and indemnify you and hold you harmless against any liability that you incur within the scope of your employment with the Company. The Company agrees to use its best efforts to purchase and maintain adequate Directors' and Officers' liability insurance.

9. EMPLOYMENT RELATIONSHIP. Your employment with the Company continues to be for no specific period of time. Your employment with the Company will continue to be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term.

10. OUTSIDE ACTIVITIES. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company, which consent shall not be unreasonably withheld. While you render services to the Company, you also will not assist any



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         person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

11. WITHHOLDING TAXES. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

12. ENTIRE AGREEMENT. Except as set forth herein, this letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

We hope that you will find the above terms acceptable. You may indicate your agreement with these terms by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. By signing this letter agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.


Very truly yours,
MATCHNET PLC

/s/ Joe Y. Shapira
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Joe Y. Shapira
Chairman & CEO



I have read and accept and agree to the above terms of employment:


    /s/ Todd Tappin
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Signature of Todd Tappin

Dated 13 February 2004